Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Second Quarter 2025 Results, Raises Full-Year Guidance, and Increases Planned 2025 Share Repurchases by $400 Million to $1.9 Billion
STAMFORD, Conn. – July 23, 2025 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2025, raised its 2025 full-year guidance for total revenue, adjusted EBITDA1, net cash provided by operating activities and free cash flow1, and increased its planned share repurchases in 2025 by $400 million to $1.9 billion.
Second Quarter 2025 Highlights
•Total revenue of $3.943 billion, including rental revenue2 of $3.415 billion.
•Net income of $622 million, at a margin3 of 15.8%. GAAP diluted earnings per share of $9.59, and adjusted EPS1 of $10.47.
•Adjusted EBITDA of $1.810 billion, at a margin3 of 45.9%.
•Year-over-year, fleet productivity4 increased 3.3%.
•Year-to-date net cash provided by operating activities of $2.753 billion; free cash flow of $1.198 billion, including gross payments for purchases of rental equipment of $2.121 billion.
•Year-to-date gross rental capital expenditures of $2.274 billion.
•Returned $902 million to shareholders year-to-date, comprised of $667 million via share repurchases and $235 million via dividends paid.
•Net leverage ratio5 of 1.8x, with total liquidity5 of $2.996 billion, at June 30, 2025.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We are pleased with our solid second-quarter results, which reflect a continuation of the momentum we reported last quarter. Our updated guidance is a result of the growth we achieved across both our general rentals and specialty businesses, and supported by our customer optimism, backlogs and the momentum we are carrying into the remainder of the construction season.”
Flannery continued, “Looking forward, our team’s commitment to living our One UR culture every day, and focusing on being the partner of choice for our customers, is what allows us to deliver the results our shareholders have come to expect. We continue to see particular strength in our specialty business and in large projects this year, and believe our unique value proposition, coupled with our go-to-market approach, best-in-class technology offerings, and smart capital allocation will enable us to continue to generate profitable growth, strong free cash flow and compelling returns. To this point, I’m also pleased to announce a $400 million increase to our planned share repurchases this year, supported by the additional free cash flow we expect to generate in 2025.”

_______________
1.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2025 Outlook
The company has raised its 2025 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue*	$15.8 billion to $16.1 billion	$15.6 billion to $16.1 billion
Adjusted EBITDA[6]**	$7.3 billion to $7.45 billion	$7.2 billion to $7.45 billion
Net rental capital expenditures after gross purchases	$2.2 billion to $2.5 billion, after gross purchases of $3.65 billion to $3.95 billion	$2.2 billion to $2.5 billion, after gross purchases of $3.65 billion to $3.95 billion
Net cash provided by operating activities	$4.9 billion to $5.5 billion	$4.5 billion to $5.1 billion
Free cash flow excluding merger and restructuring related payments[7]	$2.4 billion to $2.6 billion	$2.0 billion to $2.2 billion
* The $100 million increase in the total revenue outlook at mid-point is primarily driven by stronger than expected growth in ancillary revenues, with core rental results expected to remain in line with prior expectations.
** The increase in the adjusted EBITDA outlook at mid-point primarily reflects the $52 million net merger termination benefit8 the company realized following the February 2025 termination of its agreement to acquire H&E Equipment Services, Inc.
Summary of Second Quarter 2025 Financial Results
•Rental revenue increased 6.2% year-over-year to a second quarter record of $3.415 billion. Fleet productivity increased 3.3% year-over-year, while average original equipment at cost (“OEC”) increased 3.6%.
•Used equipment sales in the quarter decreased 13.2% year-over-year. Used equipment sales generated $317 million of proceeds at a GAAP gross margin of 46.1% and an adjusted gross margin9 of 48.3%, compared to a GAAP gross margin of 47.4% and an adjusted gross margin of 51.8% for the same period last year, and a GAAP gross margin of 44.3% and an adjusted gross margin of 47.2% for the first quarter of 2025. The year-over-year declines in the GAAP and adjusted gross margins primarily reflected the normalization of the used equipment market, including pricing.
•Net income for the quarter decreased 2.2% year-over-year to $622 million. Net income margin decreased 110 basis points to 15.8%, primarily driven by decreased rental gross margin, which reflected the impact of inflation and normal cost variability, particularly in delivery and labor and benefits costs. The impact of an increase in the effective tax rate, which was primarily due to state tax benefits recognized in 2024, was offset by a decrease in interest expense as a percentage of revenue, which primarily reflected decreased variable debt interest rates.
•Adjusted EBITDA for the quarter increased 2.3% year-over-year to a second quarter record of $1.810 billion. Adjusted EBITDA margin decreased 100 basis points to 45.9%, primarily reflecting decreases in rental gross margin (excluding depreciation and stock compensation expense) and adjusted gross margin from used equipment sales, both of which are discussed above.
•General rentals segment rental revenue increased 2.7% year-over-year to a second quarter record of $2.268 billion, while rental gross margin decreased by 120 basis points year-over-year to 35.1%, primarily due to inflation and normal cost variability, particularly in delivery and labor and benefits costs.
_______________
6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2025 outlook. Merger and restructuring related payments were $3 million for the six months ended June 30, 2025.
8.For further information on the merger termination benefit associated with the terminated acquisition of H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”), see the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($7 million and $16 million for the three months ended June 30, 2025 and 2024, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Specialty rentals segment rental revenue increased 14.0% year-over-year to a second quarter record of $1.147 billion. Rental gross margin decreased by 220 basis points year-over-year to 45.8%, primarily due to inflation and normal cost variability, particularly in delivery and labor and benefits costs, and higher depreciation expense due, in part, to growth in the company's matting business. Consistent with first quarter results, the increase in second quarter delivery costs also related to the repositioning fleet to efficiently support strong demand.
•Cash flow from operating activities increased 20.0% year-over-year to $2.753 billion for the first six months of 2025, and free cash flow, including merger and restructuring related payments, increased 12.5%, from $1.065 billion to $1.198 billion. Cash flow from operating activities and free cash flow in 2025 both included a $52 million merger termination benefit associated with the terminated H&E acquisition.
•Capital management. The company's net leverage ratio was 1.8x at June 30, 2025, which was flat with December 31, 2024. During the six months ended June 30, 2025, the company completed its prior $1.5 billion10 share repurchase program and commenced a new $1.5 billion10 share repurchase program. During the six months ended June 30, 2025, the company repurchased $667 million10 of common stock under both these programs, and paid dividends totaling $235 million. Subsequent to the enactment of new federal tax legislation (“H.R.1”) on July 4, 2025, and the resulting benefit to the company's cash flow from operations, the company increased its expected 2025 repurchases of common stock by $400 million to $1.9 billion. In conjunction with the change to the 2025 share repurchase plans, the company's Board of Directors approved an increase in the size of the company's current share repurchase program, from $1.5 billion10 to $2.0 billion10, which will support the $400 million of additional share repurchases planned for 2025 and provide approximately $350 million of carry-over capacity for share repurchases in early 2026. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.79 per share, payable on August 27, 2025 to stockholders of record on August 13, 2025.
•Total liquidity was $2.996 billion as of June 30, 2025, including $548 million of cash and cash equivalents. Subsequent to the quarter, on July 10, 2025, the company's ABL facility was amended, primarily to increase the facility size from $4.25 billion to $4.5 billion and extend the maturity date to 2030, thereby augmenting liquidity by $250 million.
•Return on invested capital (ROIC)11 was 12.4% for the 12 months ended June 30, 2025.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 24, 2025, at 8:30 a.m. Eastern Time. The conference call number is 800-579-2568 (international: 785-424-1222). The replay number for the call is 402-220-6053. The passcode for both the conference call and the replay is 72612. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

_______________
10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program sizes and planned 2025 repurchases) do not include the excise tax, which totaled $6 million year-to-date through June 30, 2025.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and debt related losses. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,615 rental locations in North America, 40 in Europe, 39 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $22.09 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, have in the past affected, and could in the future adversely affect, the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to severe weather events and other natural occurrences, and climate change regulation; (28) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (33) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (34) risks related to, and the costs of complying with, environmental and safety laws and regulations; (35) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (36) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (37) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Equipment rentals	$3,415	$3,215	$6,560	$6,144
Sales of rental equipment	317	365	694	748
Sales of new equipment	75	61	145	109
Contractor supplies sales	41	42	77	78
Service and other revenues	95	90	186	179
Total revenues	3,943	3,773	7,662	7,258
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,443	1,322	2,821	2,566
Depreciation of rental equipment	651	608	1,288	1,190
Cost of rental equipment sales	171	192	381	388
Cost of new equipment sales	61	49	117	87
Cost of contractor supplies sales	28	29	54	54
Cost of service and other revenues	56	55	112	109
Total cost of revenues	2,410	2,255	4,773	4,394
Gross profit	1,533	1,518	2,889	2,864
Selling, general and administrative expenses (1)	422	404	859	793
Restructuring charge	—	1	1	2
Non-rental depreciation and amortization	108	109	222	213
Operating income	1,003	1,004	1,807	1,856
Interest expense, net (1)	171	173	355	333
Other income, net (1)	(7)	(4)	(75)	(7)
Income before provision for income taxes	839	835	1,527	1,530
Provision for income taxes	217	199	387	352
Net income (1)	$622	$636	$1,140	$1,178
Diluted earnings per share (1)	$9.59	$9.54	$17.48	$17.57
Dividends declared per share	$1.79	$1.63	$3.58	$3.26

(1)The results above for the six months ended June 30, 2025 include the impact of the merger termination benefit associated with the termination of the H&E merger agreement. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$548	$457
Accounts receivable, net	2,368	2,357
Inventory	242	200
Prepaid expenses and other assets	362	235
Total current assets	3,520	3,249
Rental equipment, net	15,763	14,931
Property and equipment, net	1,062	1,034
Goodwill	6,888	6,900
Other intangible assets, net	588	663
Operating lease right-of-use assets	1,329	1,337
Other long-term assets	56	49
Total assets	$29,206	$28,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,287	$1,178
Accounts payable	1,439	748
Accrued expenses and other liabilities	1,374	1,397
Total current liabilities	4,100	3,323
Long-term debt	12,098	12,228
Deferred taxes	2,678	2,685
Operating lease liabilities	1,070	1,089
Other long-term liabilities	225	216
Total liabilities	20,171	19,541
Common stock	1	1
Additional paid-in capital	2,721	2,691
Retained earnings	14,718	13,813
Treasury stock	(8,151)	(7,478)
Accumulated other comprehensive loss	(254)	(405)
Total stockholders’ equity	9,035	8,622
Total liabilities and stockholders’ equity	$29,206	$28,163

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net income	$622	$636	$1,140	$1,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	759	717	1,510	1,403
Amortization of deferred financing costs and original issue discounts	4	3	8	7
Gain on sales of rental equipment	(146)	(173)	(313)	(360)
Gain on sales of non-rental equipment	(6)	(5)	(10)	(8)
Insurance proceeds from damaged equipment	(12)	(11)	(23)	(24)
Stock compensation expense, net	34	27	70	55
Restructuring charge	—	1	1	2
Debt related activity (1)	—	—	13	1
Decrease in deferred taxes	(22)	(15)	(38)	(32)
Changes in operating assets and liabilities, net of amounts acquired:
(Increase) decrease in accounts receivable	(57)	(32)	5	66
Increase in inventory	(14)	(4)	(41)	(7)
Increase in prepaid expenses and other assets	(181)	(105)	(114)	(90)
Increase in accounts payable	296	324	529	250
Increase (decrease) in accrued expenses and other liabilities	51	(98)	16	(147)
Net cash provided by operating activities	1,328	1,265	2,753	2,294
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,460)	(1,355)	(2,121)	(1,866)
Payments for purchases of non-rental equipment and intangible assets	(98)	(107)	(182)	(165)
Proceeds from sales of rental equipment	317	365	694	748
Proceeds from sales of non-rental equipment	17	17	31	30
Insurance proceeds from damaged equipment	12	11	23	24
Purchases of other companies, net of cash acquired	1	(116)	(16)	(1,234)
Purchases of investments	—	(1)	(1)	(3)
Net cash used in investing activities	(1,211)	(1,186)	(1,572)	(2,466)
Cash Flows From Financing Activities:
Proceeds from debt	2,731	2,302	4,829	6,911
Payments of debt	(2,316)	(1,854)	(4,952)	(5,597)
Payment of contingent consideration	—	—	(23)	—
Payments of financing and other debt related costs (1)	(1)	(1)	(14)	(17)
Common stock repurchased, including tax withholdings for share based compensation (2)	(431)	(376)	(720)	(791)
Dividends paid	(117)	(109)	(235)	(219)
Net cash (used in) provided by financing activities	(134)	(38)	(1,115)	287
Effect of foreign exchange rates	23	(3)	25	(11)
Net increase in cash and cash equivalents	6	38	91	104
Cash and cash equivalents at beginning of period	542	429	457	363
Cash and cash equivalents at end of period	$548	$467	$548	$467
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$498	$475	$540	$606
Cash paid for interest	117	122	339	317

(1)The amounts for the six months ended June 30, 2025 primarily reflect bridge financing fees associated with the terminated H&E acquisition.
(2)The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2025	3.6%	(1.5)%	3.3%	0.8%	6.2%
Six Months Ended June 30, 2025	3.5%	(1.5)%	3.2%	1.6%	6.8%
Please refer to our Second Quarter 2025 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Change	2025	2024	Change
General Rentals
Reportable segment equipment rentals revenue	$2,268	$2,209	2.7%	$4,367	$4,279	2.1%
Reportable segment equipment rentals gross profit	796	802	(0.7)%	1,475	1,483	(0.5)%
Reportable segment equipment rentals gross margin	35.1%	36.3%	(120) bps	33.8%	34.7%	(90) bps
Specialty
Reportable segment equipment rentals revenue	$1,147	$1,006	14.0%	$2,193	$1,865	17.6%
Reportable segment equipment rentals gross profit	525	483	8.7%	976	905	7.8%
Reportable segment equipment rentals gross margin	45.8%	48.0%	(220) bps	44.5%	48.5%	(400) bps
Total United Rentals
Total equipment rentals revenue	$3,415	$3,215	6.2%	$6,560	$6,144	6.8%
Total equipment rentals gross profit	1,321	1,285	2.8%	2,451	2,388	2.6%
Total equipment rentals gross margin	38.7%	40.0%	(130) bps	37.4%	38.9%	(150) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Numerator:
Net income available to common stockholders (1)	$622	$636	$1,140	$1,178
Denominator:
Denominator for basic earnings per share—weighted-average common shares	64.9	66.6	65.1	66.9
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	—	0.1	0.1	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	64.9	66.7	65.2	67.1
Diluted earnings per share (1)	$9.59	$9.54	$17.48	$17.57

(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and debt related losses. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Earnings per share - GAAP, as-reported (1)	$9.59	$9.54	$17.48	$17.57
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.47	0.58	1.00	1.07
Impact on depreciation related to acquired fleet and property and equipment (4)	0.29	0.39	0.58	0.79
Impact of the fair value mark-up of acquired fleet (5)	0.08	0.18	0.21	0.37
Restructuring charge (6)	0.01	0.01	0.02	0.02
Asset impairment charge (7)	0.03	—	0.03	0.01
Debt related losses	—	—	—	0.01
Earnings per share - adjusted (1)	$10.47	$10.70	$19.32	$19.84
Tax rate applied to above adjustments (2)	25.2%	25.1%	25.2%	25.2%
(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share. The merger termination did not impact the results for any other period above.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (1)	$622	$636	$1,140	$1,178
Provision for income taxes	217	199	387	352
Interest expense, net	171	173	355	333
Depreciation of rental equipment	651	608	1,288	1,190
Non-rental depreciation and amortization	108	109	222	213
EBITDA	$1,769	$1,725	$3,392	$3,266
Restructuring charge (2)	—	1	1	2
Stock compensation expense, net (3)	34	27	70	55
Impact of the fair value mark-up of acquired fleet (4)	7	16	18	33
Adjusted EBITDA (1)	$1,810	$1,769	$3,481	$3,356
Net income margin	15.8%	16.9%	14.9%	16.2%
Adjusted EBITDA margin	45.9%	46.9%	45.4%	46.2%
(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for any other period above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by operating activities (1)	$1,328	$1,265	$2,753	$2,294
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(8)	(7)
Gain on sales of rental equipment	146	173	313	360
Gain on sales of non-rental equipment	6	5	10	8
Insurance proceeds from damaged equipment	12	11	23	24
Restructuring charge (2)	—	(1)	(1)	(2)
Stock compensation expense, net (3)	(34)	(27)	(70)	(55)
Debt related activity (4)	—	—	(13)	(1)
Changes in assets and liabilities	(300)	(295)	(494)	(278)
Cash paid for interest	117	122	339	317
Cash paid for income taxes, net	498	475	540	606
EBITDA	$1,769	$1,725	$3,392	$3,266
Add back:
Restructuring charge (2)	—	1	1	2
Stock compensation expense, net (3)	34	27	70	55
Impact of the fair value mark-up of acquired fleet (5)	7	16	18	33
Adjusted EBITDA (1)	$1,810	$1,769	$3,481	$3,356
(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and adjusted EBITDA. The merger termination did not impact the results for any other period above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)The amount for the six months ended June 30, 2025 reflects bridge financing fees associated with the terminated H&E acquisition.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by operating activities (1)	$1,328	$1,265	$2,753	$2,294
Payments for purchases of rental equipment	(1,460)	(1,355)	(2,121)	(1,866)
Payments for purchases of non-rental equipment and intangible assets	(98)	(107)	(182)	(165)
Proceeds from sales of rental equipment	317	365	694	748
Proceeds from sales of non-rental equipment	17	17	31	30
Insurance proceeds from damaged equipment	12	11	23	24
Free cash flow (1) (2)	$116	$196	$1,198	$1,065
(1)For the six months ended June 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and free cash flow. The merger termination did not impact the results for any other period above.
(2)Free cash flow included aggregate merger and restructuring related payments of $2 million for both the three months ended June 30, 2025 and 2024, and $3 million and $4 million for the six months ended June 30, 2025 and 2024, respectively.
The table below provides a reconciliation between 2025 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,900-$5,500
Payments for purchases of rental equipment	$(3,550)-$(4,050)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding merger and restructuring related payments	$2,400- $2,600